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                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER

        THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER, dated as of January 27, 1992 (this "Agreement"), is entered into between Oil Securities, Inc., a Nevada corporation ("OSI") and Miller & Benson International, Ltd., a Delaware corporation ("M&B Delaware").

        WHEREAS, OSI has authorized 25,000,000 shares of common stock, par value $.05 ("OSI Common Stock"), of which there are 5,317,000 shares issued and outstanding on the date hereof;

        WHEREAS, M&B Delaware has authorized 250,000,000 shares of common stock, par value $.01 ("M&B Delaware Common Stock"), of which there are 100 shares issued and outstanding on the date hereof;

        WHEREAS, M&B Delaware has authorized 100,000,000 shares of preferred stock, par value $.01 ("M&B Delaware Preferred Stock"), none of which are issued and outstanding, and the terms of which have not been defined;

        WHEREAS, OSI owns 100 shares of M&B Delaware Common Stock, representing 100% of the issued and outstanding M&B Delaware Common Stock;

        WHEREAS, pursuant to OSI's Plan of Reorganization (the "Plan") approved by the United States Bankruptcy Court for the Central District of California (the "Court") on June 25, 1991, the Court has granted OSI the authority to change its state of incorporation;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, OSI and M&B Delaware hereby agree as follows:

           1. Merger. Subject to the terms and conditions hereinafter set forth, OSI shall be merged with and into M&B Delaware with M&B Delaware being the surviving corporation. The Merger shall be effective if and when a properly executed certificate or agreement of merger consistent with the terms of this Agreement, the Nevada Revised Statutes of the State of Nevada (the "NRS") and the General Corporation Law of the State of Delaware (the "GCL") (together with any other documents required by law to be filed to effectuate the Merger) shall be filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, as appropriate (the "Effective Date" of the Merger).

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        2.  Governing Document. M&B Delaware shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), and the Surviving Corporation shall continue its existence under the laws of the State of Delaware. The Articles of Incorporation of M&B Delaware, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, [without change or amendment until thereafter amended] and the Bylaws of M&B Delaware as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, without change or amendment until thereafter amended.

        3. Succession. At the Effective Time the separate corporate existence of OSI shall cease and M&B Delaware shall succeed to OSI in the manner set forth in Section 253 of the GCL. OSI is sometimes referred to herein as the "Disappearing Corporation."

        4. Conversion of Shares. At the Effective time, by virtue of the Merger and without any action on the part of the holder thereof:

            4.1 Each share of the OSI Common Stock which is issued and outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid share of M&B Delaware Common Stock;

            4.2 The 100 shares of M&B Delaware Common Stock issued and outstanding on the date hereof and owned by OSI shall be cancelled and retired and shall resume the status of authorized and unissued shares of M&B Delaware Common Stock.

        5. Conditions to the Merger. The consummation of the Merger is subject to the condition that the Stock Exchange Agreement between OSI and the GIMA Parties (as defined therein), dated as of December 13, 1991, shall have been consummated.

        6. Stock Certificates. At and after the Effective Time of the Merger, all of the outstanding certificates which immediately prior to the Effective Time of the Merger evidence shares of OSI Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of M&B Delaware Common Stock into which the shares of OSI Common Stock have been converted as herein provided.

        7. Further Assurances. From time to time, as and when required by the Surviving Corporation, or by its successors or assigns, there shall be executed and delivered on behalf of the Disappearing Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it all such further

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and other action as shall be appropriate or necessary to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Disappearing Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Disappearing Corporation or otherwise, to taken any and all such action and to execute and deliver any and all such deeds and instruments.

        8. Amendments; Abandonment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either OSI or M&B Delaware, or both, in their sole discretion and notwithstanding the authority granted by the Court pursuant to the Plan.

        9. Counterparts. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, OSI and M&B Delaware have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        OIL SECURITIES, INC., a Nevada
                                        Corporation

                                        By: /s/
                                            -------------------------------
                                            Its: Director


                                        MILLER & BENSON INTERNATIONAL
                                        LTD., a Delaware corporation

                                        By: /s/
                                            -------------------------------
                                            Its: Director

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